EXHIBIT 99.1

AMENDMENT TO THE BYLAWS OF

BLACKSANDS PETROLEUM, INC.

1.        The title of the Bylaws of Blacksands Petroleum, Inc. (the “Company”) is hereby replaced and amended to read in its entirety as follows:

“BYLAWS OF BLACKSANDS PETROLEUM, INC.”

2.         Section 2.08 of the Company’s Bylaws is hereby amended and restated in its entirety to read in full as follows:

“Section 2.08 Quorum. Ten percent of the total voting power of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the voting power represented by shares at the meeting and entitled to vote on the subject shall constitute action by the shareholders, unless the vote of a greater number or voting by classes is required by the laws of the state of incorporation of the corporation or the Articles of Incorporation. If less than ten percent of the outstanding voting power is represented at a meeting, a majority of the voting power represented by shares so present may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted with might have been transacted at the meeting as originally noticed.”

3.         Section 2.02 of the Company’s Bylaws is hereby amended and restated in its entirety to read in full as follows:

“Section 2.02 Special Meetings. Special meetings of the shareholders may be called at any time by the chairman of the board, the president, or by the majority of the board of directors.”